Exhibit 5.2 (313) 465-7000 Fax: (313) 465-8000 www.honigman.com

August 21, 2014

dELiA*s, Inc.

50 West 23rd Street

New York, NY 10010

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to dELiA*s, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333- 131678 (the “Registration Statement”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 5,919,995 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to awards under either the dELiA*s, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) or the dELiA*s, Inc. 2014 Stock Incentive Plan (the “2014 Plan” and, together with the 2005 Plan, the “Plans”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that the Shares of Common Stock to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plans and the awards thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/S/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

c:	CTM/MKB/RZK

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